EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS THIRD QUARTER OPERATING RESULTS

▪	Shipments increased 2% from third quarter 2005

▪	Coal sales revenue increased 14% from third quarter 2005

▪	Company defers growth projects by approximately 1 million tons due to market conditions

▪	New sales contracts for 4.2 million tons in CAPP signed, or agreed to, during the quarter

RICHMOND, VA, November 8, 2006 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $8.4 million or $0.53 per fully diluted share for the third quarter of 2006 and a net loss of $10.4 million or $0.66 per fully diluted share for the nine months ended September 30, 2006. This is compared to a net loss of $2.2 million or $0.14 per fully diluted share for the third quarter of 2005 and a net loss of $2.9 million or $0.20 per fully diluted share for the nine months ended September 30, 2005.

In general, the mines are performing very well, said Peter T. Socha, the Company’s Chairman and Chief Executive Officer. “ We started out the quarter slowly due to miner vacation and the implementation of new safety directives. We finished up the quarter strongly. The sales and contracting team has done a very good job of closing up the open contract position to more normal levels. Our coal that remains to be sold is split between high BTU, low sulfur steam coal and industrial stoker coal. Lastly, we have completed our major investment programs during the quarter, and are already seeing positive results in our operating cash flows.”

The following table shows selected operating results for the three and nine month periods ended September 30, 2006 compared to the comparable periods ended September 30, 2005 (in 000’s). The table includes the results of operations of Triad from the date of acquisition (May 31, 2005).

Total Results

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Company Production (tons)	2,925	2,849	8,842	7,427
Coal from other sources (tons)	297	305	1,024	793
Total coal available to ship (tons)	3,222	3,154	9,867	8,220

Coal Shipments (tons)	3,231	3,167	9,858	8,044
Revenues
Coal Sales	$137,734	120,372	421,652	327,828
Synfuel Handling	373	2,565	3,307	6,297
Cost of Coal Sold	121,389	106,074	361,766	277,981
Depreciation, Depletion, & Amortization	19,220	14,769	55,124	35,818
Gross Profit (Loss)	(2,502)	2,094	8,069	20,326
Selling, General & Administrative (1)	7,959	6,651	21,723	18,620

EBITDA (2)	$8,950	10,488	42,098	35,692

(1)
Selling, General & Administrative expenses for the third quarter 2006 include approximately $850 of professional fees associated with the strategic alternatives process and a corporate governance matter as well as a one-time insurance adjustment.

(2)	Please see EBITDA reconciliation table included as an exhibit to this release.

Segment Results

	Three Months				Nine Months
	Ended September 30,				Ended September 30,
	2006		2005		2006		2005

	CAPP	Midwest	CAPP	Midwest	CAPP	Midwest	CAPP	Midwest

Tons Produced	2,369	853	2,243	911	7,322	2,545	6,999	1,221
Coal Shipments (tons)	2,374	857	2,247	920	7,303	2,555	6,825	1,219
Coal Sales Revenue	$113,704	24,030	96,094	24,278	350,999	70,653	295,509	32,319
Per Ton	47.90	28.04	42.77	26.39	48.06	27.65	43.30	26.51

Cost of Coal Sold	102,149	19,240	87,130	18,944	304,241	57,525	253,060	24,921
Per Ton	43.03	22.45	38.78	20.59	41.66	22.51	37.08	20.44

Mr. Socha continued: “As previously disclosed, our cash mining costs at the beginning of the quarter were impacted by the traditional miner vacation for one week surrounding the July 4th holiday as well as the implementation of new safety directives and the replacement of mine seals. These activities were largely completed during July and the mines returned to normal operations in August. We estimate that these items impacted cash mining costs by approximately $1.50 per ton during the third quarter.

Our operations in the Illinois Basin have been impacted by heavy rainfall in the Midwest and the continued shortage of haul trucks. Southern Indiana has received more than 50 inches of rainfall thus far in 2006 compared to the more normal level of approximately 30 inches of rainfall. We are continuing to work with our utility customers on the trucking situation.”

GUIDANCE

Below are our forecasts of certain operating measures for 2007, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below.

	2007

	Previous	Adjustments		Current	(c)
CAPP Operations

Guidance Production (in thousands)
Company Production	10,870	(950)	(a)	9,920
Purchase Coal	880	(400)	(b)	480
Total	11,750	(1350)		10,400

Guidance Mining Costs (per ton)	$40 - 42	n/a		$40 - 42

Midwest Operations

Guidance Production (in thousands)	3.4 - 3.5	n/a		3.4 – 3.5
Guidance Mining Costs (per ton)	$23 - 24	n/a		$23 - 24

Total JRCC Operations
(in millions)

Depreciation, depletion and amortization	$83 - 89	(18) - (19)		$65 - 70
Capital expenditures	$68 - 74	(13) - (14)		$55 - 60

(a)
As a result of the current market conditions, the Company has chosen to defer the development of two surface mines and the expansion of one underground mine. All permitting activities will continue for future development.

(b)
As a result of the current market conditions, the Company has assumed that purchase coal will not be available in quantities previously assumed. There has been no change in the assumption for contractor coal.

(c)
The Company has entered into an agreement to sell substantially all of the assets of Bell County Coal Corporation, which is expected to close by year end. All of these guidance numbers include the Bell County operations. The Company expects to enter into a coal purchase agreement with the purchaser of the Bell County assets at the closing of the transaction and will update guidance at that time.

SALES COMMITMENTS

As of October 31, 2006, we had the following commitments to ship coal at a fixed and known price (tons in 000's)

	2007 (a)		2008		2009
	Average Price Per Ton	Tons	Average Price Per Ton	Tons	Average Price Per Ton	Tons
CAPP	$45.72	6,606	$49.09	2,000	50.56	1,000

Midwest (b)	$25.78	1,550	$26.26	1,550	$25.75	1,250

(a)
The 2007 sales commitments do not include approximately 1.0 million CAPP tons agreed upon with the customer but pending final documentation and 1.2 million tons currently under negotiation with an existing customer in the Midwest.

(b)
Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators.

Mr. Socha continued: “We are particularly pleased with our progress in the sales contracting area. As generally reported, the coal markets have softened during the summer. During the third quarter, we signed CAPP contracts or reached agreement to sell approximately 4.2 million tons of coal. Most significantly, the coal that we have sold is at the higher end of the range for average sulfur content at 1.47%. Our remaining CAPP coal consists of 75% steam coal (average sulfur content of approximately 1.0%), and 25% stoker coal.”

RESERVES

We estimate that, as of September 30, 2006, we controlled approximately 235.0 million tons of proven and probable coal reserves in the CAPP region and approximately 41.0 million tons in the Midwest. The table below provides additional information regarding changes to our reserves during the period noted (in millions of tons).

	CAPP	Midwest	Total

Proven and Probable Reserves, as of December 31, 2005	241.6	20.2	261.8
Coal Extracted	(6.8)	(2.5)	(9.3)
Acquisitions	-	23.5	23.5
Divesture (not relevant to 5 year mine plan)	(6.1)	-	(6.1)
Adjustments	6.3	(0.2)	6.1
Proven and Probable Reserves, as of September 30, 2006	235.0	41.0	276.0

OTHER DEVELOPMENTS

The Company was not in compliance with the fixed charge coverage ratio and the leverage ratio that would have been required by the Senior Secured Credit Facility as of September 30, 2006. The Company has obtained a waiver of the covenant requirements for the quarter ending September 30, 2006. The Company is currently involved in active discussions with it’s lenders regarding amendments to the Senior Secured Credit Facility to adjust the loan covenants and to increase the amount of availability under our revolver on a more permanent basis. The Company will review all available financing options in light of improved operating cash flows (after capital expenditures) and the sale of Bell County. The Company expects to complete all financing discussions in December 2006 following the completion of the 2007 budget.

CONFERENCE CALL AND WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss the second quarter earnings on Wednesday, November 8, 2006 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 800-862-9098, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 785-424-1052. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 4620006.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2006	December 31, 2005
Assets	(Unaudited)

Cash	$1,813	8,936
Receivables:
Trade	46,382	35,326
Other	416	1,099
Total receivables	46,798	36,425
Inventories:
Coal	8,638	7,481
Materials and supplies	7,282	6,536
Total inventories	15,920	14,017
Prepaid royalties	4,220	4,213
Other current assets	6,476	4,126
Total current assets	75,227	67,717

Land	6,829	6,142
Mineral rights	194,847	194,824
Buildings, machinery and equipment	254,480	207,558
Mine development costs	19,975	16,380
Construction-in-progress	450	7,438
Total property, plant, and equipment	476,581	432,342
Less accumulated depreciation, depletion, and amortization	125,524	72,342
Property, plant and equipment, net	351,057	360,000
	26,492	28,048
	19,936	16,904
Total assets	$472,712	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands except per share)

	September 30, 2006	December 31, 2005
Liabilities and Shareholders' Equity	(Unaudited)

Current liabilities:
Amount outstanding under Revolver	$11,393	-
Accounts payable	36,650	32,855
Accrued salaries, wages, and employee benefits	5,656	4,289
Workers' compensation benefits	10,050	10,050
Black lung benefits	2,930	2,930
Accrued taxes	4,715	4,215
Accrued interest	5,763	1,851
Other current liabilities	6,268	5,404
Total current liabilities	83,425	61,594
Long-term debt, less current maturities	150,000	150,000
Other liabilities:
Noncurrent portion of workers' compensation benefits	42,418	42,231
Noncurrent portion of black lung benefits	25,538	24,352
Pension obligations	11,115	13,598
Asset retirement obligations	27,210	24,930
Deferred income taxes	30,630	44,240
Other	1,079	457
Total liabilities	371,415	361,402
Commitments and contingencies
Shareholders' equity
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 16,707,286 and 16,652,681, respectively	167	167
Paid-in-capital	123,104	135,923
Deferred stock-based compensation	-	(13,226)
Accumulated deficit	(21,564)	(11,187)
Accumulated other comprehensive loss	(410)	(410)
Total shareholders' equity	101,297	111,267
Total liabilities and shareholders' equity	$472,712	472,669

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	September 30, 2006	September 30, 2005

Revenues	$138,107	122,937
Cost of sales:
Cost of coal sold	121,389	106,074
Depreciation, depletion and amortization	19,220	14,769
Total cost of sales	140,609	120,843
Gross profit (loss)	(2,502)	2,094
Selling, general and administrative expenses	7,959	6,651
Total operating loss	(10,461)	(4,557)
Interest expense	4,221	3,935
Interest income	(177)	(80)
Miscellaneous income, net	(191)	(276)
Total other expense, net	3,853	3,579
Loss before income taxes	(14,314)	(8,136)
Income tax benefit	(5,900)	(5,936)
Net loss	$(8,414)	(2,200)
Loss per common share
Basic loss per common share	$(0.53)	(0.14)
Shares used to calculate basic loss per share	15,899	15,766
Diluted loss per common share	$(0.53)	(0.14)
Shares used to calculate diluted loss per share	15,899	15,766

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2006	September 30, 2005

Revenues	$424,959	334,125
Cost of sales:
Cost of coal sold	361,766	277,981
Depreciation, depletion and amortization	55,124	35,818
Total cost of sales	416,890	313,799
Gross profit	8,069	20,326
Selling, general and administrative expenses	21,723	18,620
Total operating income (loss)	(13,654)	1,706
Interest expense	12,117	9,040
Interest income	(279)	(140)
Charges associated with repayment of debt	-	2,524
Miscellaneous income, net	(628)	(692)
Total other expense, net	11,210	10,732
Loss before income taxes	(24,864)	(9,026)
Income tax benefit	(14,487)	(6,118)
Net loss	$(10,377)	(2,908)
Loss per common share
Basic loss per common share	$(0.66)	(0.20)
Shares used to calculate basic loss per share	15,829	14,681
Diluted loss per common share	$(0.66)	(0.20)
Shares used to calculate diluted loss per share	15,829	14,681

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Net loss	$(8,414)	(2,200)	(10,377)	(2,908)
Income tax benefit	(5,900)	(5,936)	(14,487)	(6,118)
Interest expense	4,221	3,935	12,117	9,040
Interest income	(177)	(80)	(279)	(140)
Depreciation, depletion and
amortization	19,220	14,769	55,124	35,818
EBITDA	$8,950	10,488	42,098	35,692